Exhibit 12.1

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Reiturn Fund 1 LLC

848 W North Avenue

Pittsburgh, PA 15233

September 30, 2026

Re: Form 1-A Offering Statement

Ladies and Gentlemen:

Solon Law, PC has acted as counsel to Reiturn Fund 1 LLC, a Delaware limited liability company (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Regulation A Offering Statement on Form 1-A (the “Offering Statement”) relating to the offer and sale by the Company, on a best-efforts basis, of up to 73,770,491 Class A membership interests of the Company (the “Class A Units”), consisting of up to 61,475,409 Class A Units offered at $1.00 per Class A Unit for up to $61,475,409 in cash consideration (the “Cash Units”) and up to 12,295,082 additional Class A Units issuable as bonus units for no additional cash consideration (the “Bonus Units”). Investors may also be charged an investor fee equal to two percent (2%) of their investment amounts, subject to a maximum of $200 per investment; the maximum aggregate investor fees described in the Offering Statement are $1,229,508, resulting in total maximum gross offering proceeds to the Company of $62,704,917. The maximum value of the offering for purposes of Rule 251(a), including the deemed value of the Bonus Units, is $74,999,999. This opinion is being delivered in accordance with the requirements of Part III of Form 1-A.

In rendering this opinion, we have examined (i) the Offering Statement and the exhibits thereto, (ii) the Certificate of Formation of the Company, (iii) the Operating Agreement of the Company dated June 23, 2026, (iv) the form of subscription agreement relating to the Class A Units and (v) such other records, instruments and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to certain factual matters, we have relied upon resolutions and representations of the Manager of the Company and have not sought independently to verify such matters.

Based on the foregoing, we are of the opinion that (i) the Cash Units have been duly authorized and, when issued and sold against payment of $1.00 per Cash Unit in accordance with the Offering Statement, the Operating Agreement and the applicable subscription agreement, will be validly issued and fully paid, and (ii) the Bonus Units have been duly authorized and, when issued in accordance with the Offering Statement and the Operating Agreement for no additional consideration, will be validly issued.

Our opinion herein is expressed solely with respect to the Delaware Limited Liability Company Act, as currently in effect, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is being rendered hereby with respect to the truth, accuracy or completeness of the Offering Statement or any portion thereof.

The information set forth herein is as of the date hereof. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Class A Units, the Offering Statement, or the Offering Circular included therein.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act of 1933 or the rules and regulations of the Commission issued thereunder with respect to any part of the Offering Statement, including this opinion as an exhibit or otherwise.

Sincerely,

/s/ Solon Law

SOLON LAW, PC